Exhibit 99

First Acceptance Corporation Reports Operating Results for the Three Month Period Ended March 31, 2012

NASHVILLE, TN, May 7, 2012 — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the three month period ended March 31, 2012.

Operating Results

Revenues for the three months ended March 31, 2012 were $55.5 million, compared with $52.8 million for the same period in the prior year. Loss before income taxes for the three months ended March 31, 2012 was $8.1 million, compared with loss before income taxes of $1.9 million for the same period in the prior year. Net loss for the three months ended March 31, 2012 was $8.2 million, or $0.20 per share on a basic and diluted basis, compared with net loss of $1.6 million, or $0.03 per share on a basic and diluted basis, for the same period in the prior year.

Premiums earned for the three months ended March 31, 2012 were $45.4 million, compared with $43.4 million for the same period in the prior year. This improvement was primarily due to an increase in the number of policies in force (“PIF”) from 160,588 at March 31, 2011 to 170,254 at March 31, 2012, which we attribute to the recent sales, marketing, customer interaction and product initiatives. In addition, we experienced increases in both new policies sold during the most recent quarter on a year-over-year basis and the number of PIF at March 31, 2012 compared to December 31, 2011, and for those policies quoted, we continue to experience a higher close ratio for the quarter ended March 31, 2012 compared with the same period in the prior year.

Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 85.6 percent for the three months ended March 31, 2012, compared with 72.7 percent for the three months ended March 31, 2011. We experienced unfavorable development related to prior fiscal years of $3.4 million for the three months ended March 31, 2012, compared with favorable development of $0.6 million for the three months ended March 31, 2011. The unfavorable development for the three months ended March 31, 2012 was primarily due to higher than expected severity related to physical damage claims that occurred in calendar year 2011, adverse trends in bodily injury claims and no-fault claims that occurred in fiscal years 2008 and 2009, as well as more recent accident quarters.

Excluding the development related to prior periods, the loss and loss adjustment expense ratio for the three months ended March 31, 2012 and 2011 was 78.1 percent and 74.1 percent, respectively. The year-over-year increase in the loss and loss adjustment expense ratio was primarily due to higher loss and loss adjustment expense driven by an increase in bodily injury frequency.

In December 2011, we completed the process of implementing a new multivariate pricing (or scored) program. We believe this new scored pricing program provides us with greater pricing segmentation and improves our pricing relative to the risk we are insuring. Currently, approximately 64 percent of our PIF have been underwritten using this new scored pricing program.

In response to the increases in our loss ratio during recent quarters, we performed reviews on all of our non-scored pricing programs and have implemented rate increases based upon those reviews. In addition, we recently implemented rate increases for our scored pricing programs in both Georgia and Florida. We expect to perform further state-by-state reviews of all scored pricing programs and alter rates as we believe necessary by mid-2012.

Expense Ratio. The expense ratio was 31.9 percent for the three months ended March 31, 2012, compared with 31.1 percent for the three months ended March 31, 2011. Excluding the severance and related benefits charges of $1.3 million incurred in connection with the separation of certain executive officers during March 2011, the expense ratio for the three months ended March 31, 2011 was 28.0 percent, compared to 31.9 percent for the three months ended March 31, 2012. The year-over-year increase in the expense ratio was primarily a result of additional costs associated with sales and marketing organizational initiatives and enhancements to our underwriting processes associated with the new multivariate pricing program.

Combined Ratio. The combined ratio was 117.5 percent for the three months ended March 31, 2012, compared with 103.8 percent for the same period in the prior year. Excluding the severance and related benefits charges noted above, the combined ratio for the three months ended March 31, 2011 was 100.7 percent.

About First Acceptance Corporation

We are a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. We currently write non-standard personal automobile insurance in 12 states and are licensed as an insurer in 13 additional states. Non-standard personal automobile insurance is made available to individuals who are categorized as “non-standard” because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage, driving record and/or vehicle type, and in most instances who are required by law to buy a minimum amount of automobile insurance. At March 31, 2012, we leased and operated 378 retail locations, staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products and other insurance products. We are currently able to complete the entire sales process over the phone or at the local retail office. In late March 2012, our expanded consumer-based website was made available. The initial website upgrades, which reflect our branding strategy and allow for full-service capabilities including quoting, binding and payment receipt, are being made available in all states that we currently write business by mid-2012. In select markets, we also sell our products through 13 retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptanceinsurance.com.

This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Transition Report on Form 10-K for the transition period from July 1, 2011 to December 31, 2011 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues:
Premiums earned	$45,419	$43,444
Commission and fee income	8,252	7,443
Investment income	1,770	1,991
Net realized gains (losses) on investments, available-for-sale	26	(78)

	55,467	52,800

Costs and expenses:
Losses and loss adjustment expenses	38,864	31,586
Insurance operating expenses	22,762	20,963
Other operating expenses	266	306
Stock-based compensation	295	549
Depreciation and amortization	429	338
Interest expense	979	968

	63,595	54,710

Loss before income taxes	(8,128)	(1,910)
Provision (benefit) for income taxes	79	(302)

Net loss	$(8,207)	$(1,608)

Net loss per share:
Basic and diluted	$(0.20)	$(0.03)

Number of shares used to calculate net loss per share:
Basic and diluted	40,843	48,192

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $155,976 and $162,575, respectively)	$167,098	$172,825
Cash and cash equivalents	26,079	23,751
Premiums and fees receivable, net of allowance of $357 and $364	54,320	41,313
Other assets	7,164	8,005
Property and equipment, net	4,916	3,315
Deferred acquisition costs	3,843	3,243
Identifiable intangible assets	4,800	4,800

TOTAL ASSETS	$268,220	$257,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$71,070	$69,436
Unearned premiums and fees	66,700	50,464
Debentures payable	41,240	41,240
Other liabilities	13,526	13,383

Total liabilities	192,536	174,523

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 40,923 and 40,928 shares issued and outstanding, respectively	409	409
Additional paid-in capital	456,346	456,056
Accumulated other comprehensive income	11,122	10,250
Accumulated deficit	(392,193)	(383,986)

Total stockholders’ equity	75,684	82,729

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$268,220	$257,252

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended March 31,
	2012	2011
Gross premiums earned:
Georgia	$9,529	$9,450
Florida	6,069	4,839
Texas	5,677	5,891
Illinois	5,538	5,711
Alabama	4,228	4,177
Ohio	3,802	3,476
South Carolina	3,012	2,470
Tennessee	2,954	2,701
Pennsylvania	2,047	2,254
Indiana	1,176	1,144
Missouri	788	726
Mississippi	646	653

Total gross premiums earned	45,466	43,492
Premiums ceded to reinsurer	(47)	(47)

Total net premiums earned	$45,419	$43,445

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended March 31,
	2012	2011
Loss and loss adjustment expense	85.6%	72.7%
Expense	31.9%	31.1%

Combined	117.5%	103.8%

POLICIES IN FORCE

	Three Months Ended March 31,
	2012	2011
Policies in force – beginning of period	141,862	144,582
Net increase during period	28,392	16,006

Policies in force – end of period	170,254	160,588

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

POLICIES IN FORCE (continued)

The following tables present total PIF for the insurance operations segregated by policies that were sold through our open and closed retail locations as well as our independent agents. For our retail locations, PIF are further segregated by (i) new and renewal and (ii) liability-only or full coverage. New policies are defined as those policies issued to both first-time customers and customers who have reinstated a lapsed or cancelled policy. Renewal policies are those policies which renewed after completing their full uninterrupted policy term. Liability-only policies are defined as those policies including only bodily injury (or no-fault) and property damage coverages, which are the required coverages in most states. For comparative purposes, the PIF data with respect to closed retail locations for each of the periods presented below includes all retail locations closed at March 31, 2012.

	March 31,
	2012	2011
Retail locations:
Open retail locations:
New	89,453	77,082
Renewal	75,619	77,187

	165,072	154,269
Closed retail locations:
New	290	1,160
Renewal	1,849	2,949

	2,139	4,109
Independent agents	3,043	2,210

Total policies in force	170,254	160,588

	March 31,
	2012	2011
Retail locations:
Open retail locations:
Liability-only	97,678	93,788
Full coverage	67,394	60,481

	165,072	154,269
Closed retail locations:
Liability-only	1,253	2,559
Full coverage	886	1,550

	2,139	4,109
Independent agents	3,043	2,210

Total policies in force	170,254	160,588

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended March 31,
	2012	2011
Retail locations – beginning of period	382	393
Opened	—	—
Closed	(4)	(8)

Retail locations – end of period	378	385

RETAIL LOCATIONS BY STATE

	March 31,		December 31,
	2012	2011	2011	2010
Alabama	24	24	24	25
Florida	30	31	30	31
Georgia	60	60	60	60
Illinois	66	68	67	73
Indiana	17	17	17	17
Mississippi	8	8	8	8
Missouri	12	12	12	12
Ohio	27	27	27	27
Pennsylvania	16	16	16	16
South Carolina	26	26	26	26
Tennessee	19	20	20	20
Texas	73	76	75	78

Total	378	385	382	393

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885